EXHIBIT 99.1

               Trimble to Expand Positioning Technology Portfolio
                          with Acquisition of Applanix


SUNNYVALE, Calif., June 20, 2003 - Trimble (NASDAQ: TRMB) today announced that it has entered into a definitive agreement to acquire privately held Applanix Corporation of Ontario, Canada in a stock transaction valued at CA$25 million (approximately US$18.6 million). Applanix is a leading developer of systems that integrate Inertial Navigation System (INS) and Global Positioning System (GPS) technologies. Closing of the transaction, anticipated in the next three weeks, is subject to usual and customary closing conditions.

Trimble expects the Applanix acquisition to extend its technology portfolio and enable increased robustness and capabilities in its future positioning products. An early focus will be in the survey and construction product lines where GPS, augmented with INS technology, offers the potential of improved satellite tracking and faster reacquisition times for precision Real-time Kinematic (RTK) positioning. This is particularly important in cases where GPS satellite signals are obstructed in difficult environments such as high-rise urban or heavily forested areas.

"We are very excited to be joining Trimble," said Blake Reid, president of Applanix Corporation. "Through this marriage, Trimble and Applanix will be able to fully capitalize on the unique advantages offered by integrating GPS with inertial sensors. In addition, Applanix can now extend its technologies and products into new markets while providing substantial future benefits to our customers through enhanced product performance capabilities."

"Applanix is an industry leader in developing integrated inertial/GPS systems for commercial applications. The company has successfully built a strong market and technology position and has demonstrated profitable revenue growth," said Steven W. Berglund, president and chief executive officer of Trimble. "We believe that tightly integrated inertial with GPS is a core technology. Beginning with applications in survey, construction and agriculture, we believe that Applanix will be an integral contributor to future Trimble products."

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Applanix has three core business areas. The company develops land-based products for survey and vehicle positioning; marine products for survey and construction; and airborne products that enable trajectory measurements of airborne sensor data for photogrammetry and laser scanning. Applanix's Position and Orientation
Systems  (POS(TM))  were  developed   specifically  for  robust  positioning  in
challenging and dynamic environments. POS integrates precision GPS with advanced inertial technology to provide uninterrupted measurements of the position, roll, pitch and true heading.

Financial Implications

Applanix will operate as a wholly owned subsidiary and Trimble intends to recognize its revenues under the company's Portfolio Technologies business segment. Trimble expects the acquisition to be neutral to earnings in 2003 and accretive in 2004.

About Applanix Corporation

Applanix Corporation develops, manufactures, sells and supports precision products that accurately and robustly measure the position and orientation of vehicles in dynamic environments. Applanix's Position and Orientation Systems
(POS) are used in a variety of applications including road profiling, GIS data acquisition, aerial survey and mapping, railroad track maintenance and seafloor mapping.

Established in 1991, Applanix Corporation has been named one of the fastest growing Canadian companies by PROFIT magazine, and has been recognized as a leading exporter by FedEx Canada and by the Government of Ontario (as a recipient of a Global Traders award). For fiscal year ending July 31, 2002, Applanix had revenues of CA$21.9 million (approximately US$16.3 million).

About Trimble

Trimble is a leading innovator of Global Positioning System (GPS) technology. In addition to providing advanced GPS components, Trimble augments GPS with other positioning technologies as well as wireless communications and software to create complete customer solutions. Trimble's worldwide presence and unique capabilities position the Company for growth in emerging applications including surveying, automobile navigation, machine guidance, asset tracking, wireless platforms, and telecommunications infrastructure. Founded in 1978 and headquartered in Sunnyvale, Calif., Trimble has more than 2,000 employees in more than 20 countries worldwide.

For an interactive look at company news and products, visit Trimble's Web site at http://www.trimble.com.

Certain statements made in this press release are forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. This press release contains forward-looking statements that include risks and uncertainties concerning the expected financial performance of the Applanix acquisition, as well as Trimble's strategic and operational plans. Actual results may differ from those set forth in this press release due to certain risks and uncertainties, including the ability to achieve market acceptance of product offerings from the acquisition and the risks inherent in acquiring and integrating a company, unanticipated expenditures and changing relationships with customers. Among other things, economic trends and additional competitive issues may have an adverse effect on the success of the proposed acquisition. These and other risks are detailed from time to time in reports filed with the SEC, including Trimble's quarterly reports on Form 10-Q and its annual report on Form 10-K. The consummation of the acquisition is subject to certain closing conditions and may not be consummated on the terms proposed or at all.

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